Exhibit 21




     The following were the registrant's subsidiaries as of December 31, 1994, other than subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary at such date:


                                                       Jurisdiction
                                                           of
Name of Subsidiary                                     Incorporation

BHC Network Partner, Inc.                               Delaware
Chris-Craft Television, Inc.                            Delaware
          BHC Network Partner II, Inc.                  Delaware
          KCOP Television, Inc.                         California
          Oregon Television, Inc.                       Oregon
Pinelands, Inc.                                         Delaware
United Television, Inc.                                 Delaware
          UTV of San Francisco, Inc.                    California
          UTV of San Antonio, Inc.                      Texas